Exhibit 10.62

111 Eighth Avenue
7th Floor
New York, NY 10011
212.624.3700 Phone

As of July 23, 2011

Douglas W. Wamsley

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011-5201

Dear Doug:

The purpose of this letter is to amend the letter agreement between you and WebMD Health Corp. (“WebMD Health” or the “Company”) dated as of July 14, 2005 and as amended as of December 14, 2008 (collectively, the “Letter Agreement”) and to describe the material terms of equity grants made to you on July 23, 2011 (the “Date of Grant”).

1. Stock Options. On the Date of Grant, the Compensation Committee approved the grant to you of a non-qualified option (the “Option”) to purchase 75,000 shares of common stock of WebMD Health Corp. under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price of the Option is the closing price of the common stock on July 22, 2011. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s form of stock option agreement, which will be sent to you separately.

2. Restricted Stock. On the Date of Grant, the Compensation Committee approved the grant to you of 12,000 shares of restricted stock of WebMD Health (the “Shares”) under the terms of the Equity Plan. The Shares shall vest and the restrictions thereon lapse, subject to your continued employment on the applicable dates as follows: 25% of the Shares on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Shares shall be evidenced by and subject to the terms of the Company’s form restricted stock agreement, which will be sent to you separately.

3. Termination of Employment. Section 6(a) of the Employment Agreement is amended to read in its entirety as follows:

“ (a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A of the Letter Agreement), in either case within twelve (12) months following a Change of Control of WebMD, subject to Section 6(b) below and your continued compliance with all restrictive covenant agreements to which you are bound: (i) you will continue to receive, as severance, your base salary in effect on the date hereof for a period of one year (the “Severance Period”), payable as set forth in Section 6(c) of the Letter Agreement, (ii) if such termination occurs after the end of a calendar year but before the payment of the annual bonus for such prior year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than December 31 of the year in which your employment terminates, and (iii) if you timely elect to continue your health coverage through COBRA, the Company shall pay that portion of the COBRA premium that it would pay if you were an active employee with the same type of coverage through the Severance Period or, if earlier, until you are eligible for comparable coverage with a subsequent employer, and (iv) any of your option grants to purchase shares of WebMD Health made on or before July 23, 2011, which remain outstanding at the time of such termination, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination. The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan. In the event of termination of your employment for any other reason, you shall receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements.”

You acknowledge that you continue to be bound by, and you hereby reaffirm your obligations under the Trade Secret & Proprietary Information Agreement previously annexed as part of the Letter Agreement and as Annex A to this Letter Agreement and the restrictive covenant agreements you have signed in connection with your employment, including those annexed as part of your equity agreements.

Defined terms will have the meaning ascribed to them in the Letter Agreement, unless separately defined herein. Except as set forth herein, the Letter Agreement remains in full force and effect.

Sincerely,

/s/ Anthony Vuolo
Anthony Vuolo
Chief Operating Officer and Chief Financial Officer

Agreed to:

/s/ Douglas W. Wamsley
Douglas W. Wamsley

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